NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2018 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 10, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $9,091,000 and $17,396,000 for the three months ended May 31, 2018 (the “2018 second quarter”) and six months ended May 31, 2018 (the “2018 six month period”), respectively, as compared to $18,087,000 and $25,066,000 for the three months ended May 31, 2017 (the “2017 second quarter”) and six months ended May 31, 2017 (the “2017 six month period”), respectively. The lower total revenue in the 2018 second quarter and 2018 six month period, versus the comparable 2017 periods, reflected a decrease in revenue from property sales partially offset by an increase in rental revenue. Rental revenue increased to $8,193,000 and $16,373,000 in the 2018 second quarter and 2018 six month period, respectively, from $7,332,000 and $14,311,000 in the 2017 second quarter and 2017 six month period, respectively. The higher rental revenue in the 2018 second quarter, as compared to the 2017 second quarter, principally reflected rental revenue from 215 International Drive (“215 International”), an approximately 277,000 square foot industrial/warehouse building that was acquired and became fully leased in the fiscal 2017 third quarter, and 330 Stone Road (“330 Stone”), an approximately 137,000 square foot industrial/warehouse building completed and placed in service in the fiscal 2017 fourth quarter. The higher rental revenue in the 2018 six month period, as compared to the 2017 six month period, principally reflected rental revenue from 215 International and 330 Stone and an increase in rental revenue from leases that started during the 2017 six month period and were in place for the entire 2018 six month period.

Revenue from property sales was $898,000 and $1,023,000 for the 2018 second quarter and 2018 six month period, respectively, as compared to $10,755,000 for both the 2017 second quarter and 2017 six month period. Revenue from property sales in the 2017 second quarter and 2017 six month period included $10,250,000 from the sale of approximately 67 acres of undeveloped land (the “Phoenix Crossing Land Sale”) in Phoenix Crossing, an approximately 268 acre business park, master planned by Griffin, that straddles the town line between Windsor and Bloomfield, Connecticut. Property sales occur periodically, and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Griffin reported net income for the 2018 second quarter of $331,000 and basic and diluted net income per share of $0.07, as compared to net income of $4,727,000 and basic and diluted net income per share of $0.95 and $0.94, respectively, for the 2017 second quarter. For the 2018 six month period, Griffin reported a net loss of ($1,392,000) and a basic and diluted net loss per share of ($0.28), as compared to net income of $3,788,000 and basic and diluted net income per share of

$0.75 for the 2017 six month period. The lower net income in the 2018 second quarter, as compared to the 2017 second quarter, and the net loss in the 2018 six month period, as compared to net income in the 2017 six month period, principally reflected the inclusion in the 2017 second quarter and 2017 six month period of a pretax gain of $7,975,000 on the Phoenix Crossing Land Sale and an increase in depreciation and amortization expense, partially offset by an increase in profit from leasing activities1 (which Griffin defines as rental revenue less operating expenses of rental properties) and lower general and administrative expenses.

Profit from leasing activities increased to $5,781,000 and $11,284,000 in the 2018 second quarter and 2018 six month period, respectively, from $5,128,000 and $9,622,000 in the 2017 second quarter and 2017 six month period, respectively, due to the increases in rental revenue in the 2018 second quarter and 2018 six month period, respectively, over the comparable 2017 periods.  Partially offsetting the increases in rental revenue that resulted from more space under lease in the 2018 second quarter and 2018 six month period was an increase in operating expenses of rental properties in the 2018 second quarter and 2018 six month period, versus the comparable 2017 periods, principally due to operating expenses of 215 International and 330 Stone.

Depreciation and amortization expense increased to $2,889,000 and $5,707,000 in the 2018 second quarter and 2018 six month period, respectively, from $2,386,000 and $4,736,000 in the 2017 second quarter and 2017 six month period, respectively, principally due to 215 International and 330 Stone. General and administrative expenses decreased to $1,836,000 and $3,973,000 in the 2018 second quarter and 2018 six month period, respectively, from $2,166,000 and $4,396,000 in the 2017 second quarter and 2017 six month period, respectively. The lower general and administrative expenses in the 2018 second quarter, as compared to the 2017 second quarter, principally reflected the write-off of costs related to a land purchase that was not completed in the 2017 second quarter. The lower general and administrative expenses in the 2018 six month period, as compared to the 2017 six month period, principally reflected the  aforementioned write-off of costs in the 2017 second quarter and lower expenses related to Griffin’s non-qualified deferred compensation plan in the 2018 six month period.

As of May 31, 2018, Griffin’s portfolio of rental properties included 35 buildings aggregating approximately 3,710,000 square feet that was 94% leased as compared to 33 buildings aggregating approximately 3,297,000 square feet that was 96% leased as of May 31, 2017. The increase in Griffin’s portfolio as of May 31, 2018 over May 31, 2017 reflected 215 International and 330 Stone. As of May 31, 2018, Griffin’s seventeen industrial/warehouse buildings in the Hartford, Connecticut area aggregating approximately 1,817,000 square feet were 94% leased. Griffin’s five industrial/warehouse buildings (aggregating approximately 1,183,000 square feet) in the Lehigh Valley of Pennsylvania and the approximately 277,000 square foot industrial/warehouse building in the Charlotte, North Carolina area were all fully leased as of May 31, 2018. Griffin’s office/flex space of approximately 433,000 square feet was 74% leased as of May 31, 2018.

1 Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

In the 2018 six month period, Griffin started construction on two new industrial/warehouse buildings. One of the new buildings is an approximately 234,000 square foot build-to-suit facility being constructed in New England Tradeport (Griffin’s industrial park located in Windsor and East Granby, Connecticut) that has been fully leased to an investment grade tenant for the distribution of auto parts. The other is an approximately 134,000 square foot facility being built, on speculation, in the Lehigh Valley of Pennsylvania on land purchased in fiscal 2017. The new Lehigh Valley building is not yet leased. Upon completion of these buildings, which is expected in the fiscal 2018 third quarter, Griffin’s real estate portfolio will be approximately 4,078,000 square feet, with industrial/warehouse space of approximately 3,645,000 square feet (89% of the total portfolio).

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the tenant’s use of the New England Tradeport building under construction and the timing of the completion of construction of the two buildings under construction. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that the two buildings currently under construction may not be completed when expected and the important factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2018	May 31, 2017	May 31, 2018	May 31, 2017
Rental revenue (1)	$8,193	$7,332	$16,373	$14,311
Revenue from property sales (2)	898	10,755	1,023	10,755
Total revenue	9,091	18,087	17,396	25,066

Operating expenses of rental properties (1)	2,412	2,204	5,089	4,689
Depreciation and amortization expense	2,889	2,386	5,707	4,736
General and administrative expenses	1,836	2,166	3,973	4,396
Costs related to property sales	55	2,660	144	2,660
Total expenses	7,192	9,416	14,913	16,481

Operating income	1,899	8,671	2,483	8,585

Interest expense (3)	(1,547)	(1,444)	(3,079)	(2,757)
Investment income	11	53	26	62
Income (loss) before income tax provision	363	7,280	(570)	5,890
Income tax provision	(32)	(2,553)	(822)	(2,102)
Net income (loss)	$331	$4,727	$(1,392)	$3,788

Basic net income (loss) per common share	$0.07	$0.95	$(0.28)	$0.75

Diluted net income (loss) per common share	$0.07	$0.94	$(0.28)	$0.75

Weighted average common shares outstanding for computation of basic per share results	5,006	5,001	5,003	5,020

Weighted average common shares outstanding for computation of diluted per share results	5,063	5,023	5,003	5,043

(1) Profit from leasing activities:

	Three Months Ended		Fiscal Year Ended
	May 31, 2018	May 31, 2017	May 31, 2018	May 31, 2017
Rental revenue	$8,193	$7,332	$16,373	$14,311
Operating expenses of rental properties	2,412	2,204	5,089	4,689
Profit from leasing activities	$5,781	$5,128	$11,284	$9,622

(2) Revenue from property sales in the three months and six months ended May 31, 2018 included $850 from the sale of approximately 49 acres of undeveloped land in Southwick, Massachusetts.

      Revenue from property sales in the three months and six months ended May 31, 2017 included $10,250 from the 2017 Phoenix Crossing Land Sale.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.